Exhibit 23.1

The accompanying financial statements give effect to a 1 for 9.75 reverse stock split of the common stock of Cellular Dynamics International, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1 for 9.75 reverse stock split of the common stock of Cellular Dynamics International, Inc. described in Note 1 to the financial statements, assuming that from February 25, 2013 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 28, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-189049 on Form S-1 of our report dated February 25, 2013 (         as to the effects of the 1 for 9.75 reverse stock split described in Note 1) relating to the financial statements of Cellular Dynamics International, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.